Exhibit 99.1

SUNSTONE HOTEL INVESTORS, INC.

Moderator:  Bryan Giglia

January 20, 2015

8:00 am CT

Operator:  Please standby. Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Sunstone Hotel Investors Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, Tuesday, January 20, 2015 at 6 am Pacific Standard Time.

I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead.

Bryan Giglia:  Thank you, Adam, and good morning everyone. By now, you should have all received a copy of our press release. If you do not yet have a copy of the release, you may access it on our website at www.sunstonehotels.com.

Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks, and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information, including EBITDA, Adjusted EBITDA, FFO, adjusted FFO, and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are Keith Locker, Non-Executive Chairman of the Board of Directors; John Arabia, President and Chief Executive Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer. Following our brief remarks, we will take your questions. We will also hold our regularly scheduled earnings conference call on the morning of February 18 after we release quarterly financial results at the market close on February 17.

With that, I’d like to now turn the call over to Keith. Keith, please go ahead.

Keith Locker:  Thank you, Bryan. Good morning and thanks again for joining us. As announced yesterday, John Arabia has succeeded Ken Cruse as Chief Executive Officer. Concurrently, Ken has resigned from the Board.

This year, the Independent Directors concluded that a different management style would be more appropriate as the Company continues to execute on its in-place strategy. Sunstone’s Board acted after careful deliberation. The Board action did not relate to the integrity of our financial statements nor our anticipated future results. We thank Ken for his commitment and nine years of service, both as Chief Executive Officer and CFO.

John has been with Sunstone for approximately four years, first as Chief Financial Officer and more recently as President, and as a Board member. John has spent his career in the lodging industry and has been the driving force behind Sunstone’s portfolio realignment and deleveraging efforts. As a result of these efforts, Sunstone’s portfolio and balance sheet have never been better positioned nor have our prospects been as bright.

The Board is confident that the team in place is the right team and that the team is committed to the Company and our shareholders.

As you saw in our press release, the Board has reaffirmed Sunstone’s corporate strategy that is designed to maximize shareholder value. In short, we are confident that under John’s leadership, the team in place will continue to execute on the Company’s existing strategy as they have successfully been doing.

Now, let me turn the call over to John.

John Arabia:  Thanks, Keith, and good morning everyone. This morning, I’ll talk briefly about our strategy, our team, and our future. Sunstone’s strategy over the past several years has been quite simple and very consistent.

First, we invest in high-quality hotel real estate in dynamic markets at an anticipated return premium to our cost of capital. Second, we actively asset manage and methodically reinvest capital into our portfolio to drive internal profit growth. Third, we adhere to a low-levered balance sheet that maximizes our financial flexibility and allows us to take advantage of attractive investment opportunities no matter the market conditions. Fourth, we believe in transparency and shareholder-friendly corporate governance. And finally, we believe in fair and mutually beneficial arrangements with our operating, brand, and capital partners.

This strategy is simple and we believe it produces attractive long-term results. Most importantly, this strategy has not changed. The Sunstone team remains highly focused on continuing to implement this strategy.

Now, let’s talk about our team. Marc Hoffman, our Executive Vice President and Chief Operating Officer remains in charge of all asset management and operating initiatives, and together with Guy Lindsey, our Senior Vice President of Design and Construction, they have successfully renovated, re-concepted and repositioned dozens of hotels in order to maximize return on invested capital. We look forward to showing you the transformation and value creation at the Boston Park Plaza when the lobby, common areas, retail space, and meeting rooms are completed by the end of this first quarter.

Bryan Giglia, our Chief Financial Officer, has done a fantastic job in recent years accessing attractively priced capital, reducing leverage, opportunistically staggering debt maturities, and providing us the financial flexibility and liquidity needed to implement our business plan.

Robert Springer, our Chief Investment Officer will continue to focus on our capital recycling and investment initiatives as he has been instrumental not only in sourcing and closing several attractive transactions in recent years, but also working with Marc Hoffman and the rest of the team to improve the profitability of these acquisitions once we own them.

These executives, along with Lindsay Monge, our Chief Administrative Officer, and David Sloan, our General Counsel, are just a few of the talented professionals at Sunstone who have implemented, and will continue to implement, our straightforward and simple strategy. We do not expect to make any managerial or team changes, nor do we expect to add any executives to our team as a result of this transition.

And finally, Id’ like to talk about our future. With our high-quality and well-positioned portfolio, our low-leveraged balance sheet, our talented and cohesive team, our two sizable value-add repositioning projects in Boston and Maui proceeding as planned, and what appears to be several years of notable increases in hotel profits, we believe that Sunstone is well positioned for significant growth.

Now, I’d like to turn the call back to Bryan who will talk about our fourth quarter and full-year 2014 guidance.

Bryan Giglia:  Thank you, John. We are in the process of finalizing our fourth quarter and year-end results which are subject to adjustments that may result during the completion of the Company’s annual audit process. Yesterday, we reiterated our fourth quarter and full-year guidance which we previously provided on November 3, 2014. For the quarter, REVPAR is expected to come in just below the midpoint of our previous guidance, while very strong Food and Beverage and Other revenues, combined with good expense controls, are expected to drive hotel profitability to the high-end of our Adjusted EBITDA guidance.

We have yet to complete our full-year 2015 budgeting process at this time. However, we can report that our year-over-year group revenue booking pace at the end of 2014 increased to 5.3% compared to the 1.5% increase we reported at the end of the third quarter as a result of strong booking production in the fourth quarter at several of our hotels. We will provide earning results for the fourth quarter and full-year 2014 as well as 2015 guidance when we report earnings on February 17th .

With that, we’d like to now open the call - open to questions. Adam, please go ahead.

Operator:  Thank you. If you’d like to ask a question, please signal by pressing star, 1 on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, 1 to ask a question. And, we’ll take our first question from Ian Weissman, Credit Suisse.

Ian Weissman:  Yes. Good morning. Congratulations.

John Arabia:  Good morning, Ian. Thank you.

Ian Weissman:  Sure. I understand that at this point you’re saying that we’re going to keep the ship moving forward. No change in strategy. But, similar to what we saw when Ken took over the CEO role and there were certain acquisitions where you guys decided - like the Miami deal - that that may not be the strategic direction that you wanted to take the Company. At some point as you get settled in, what’s on the table in terms of change in strategy as we think about, sort of, the three large-scale acquisitions and subsequent redevelopment? And, most notably talking about Maui; is there a potential that we could see a change in strategy in Maui?

John Arabia:  Yes, and again, good morning, Ian. Look, the management team and the Board were 100% completely aligned in our support for Boston Park Plaza, for the Hyatt Regency Embarcadero, and for the Marriot Maui. There will be no change in direction; no change in timing or scope of our two value-add projects in Boston and in Hawaii. I will tell you that Marc Hoffman, Guy Lindsey, and Robert Springer, as well as several asset managers and project managers continue to work feverishly on those projects. So, I’m saying definitively, absolutely no change in the direction of those.

I should also note that when looking at our 2015 budgets on those three hotels, they’re actually expected to exceed underwriting collectively going into 2015. So, we are very happy with them, and you know, in the next two months the entire podium at the Boston Park Plaza will be done and we look forward to showing people the work there.

Ian Weissman:  Okay. Thank you very much. No further questions. And congrats, again.

John Arabia:  Thanks, Ian.

Operator:  And, we’ll take our next question from Jeff Donnelly, Wells Fargo.

Jeffrey Donnelly:  Good morning. Yes. John, I will echo that as well, and say congratulations on the new role.

John Arabia:  Thanks, Jeff. Good morning.

Jeffrey Donnelly:  Good morning. My question actually is also for Keith. Certainly no disrespect to John, Keith, but Sunstone - he is Sunstone’s fifth CEO in 10 years. And, I’m curious how does the Board feel about the circumstances that led to, I guess what I’ll call the stability over the last decade and, you know, what is the Board doing differently going forward to ensure a more stable leadership picture going forward, because I think that’s what’s always on shareholders’ minds as it relates to Sunstone?

Keith Locker:  Thank you, Jeff. The Board is very much focused on the future and not the past. Everyone on the Board has seen John and the team in action over several years and we’re confident in John’s leadership and communication style to lead the Company. It’s really not appropriate for me to comment on any individual personnel matters.

Jeffrey Donnelly:  Understood. Thank you. Thank you.

Operator:  And, we’ll take our next question from Nikhil Bhalla, FBR.

John Arabia:  Morning.

Nikhil Bhalla: Hi. Good morning John. Bryan I have a question on your REVPAR coming in at the midpoint of your prior outlook. Could you just give us some color what markets drove that? What happened in those particular markets specifically? Thank you.

Bryan Giglia:  Good morning, Nikhil. You know, as we stated, REVPAR came in around the midpoint of our guidance range. REVPAR growth was a little softer than expected in Chicago, Washington, Washington D.C. and New York in late October and into November, but also at the same time slightly stronger in other markets such as Orlando, New Orleans, and Southern California. On a positive note, our Food and Beverage and Other revenues were substantially stronger than anticipated and those, combined with expense controls, are expected to result in our Adjusted EBITDA coming in at the high-end of our previously provided guidance.

Nikhil Bhalla:  Okay. And, just following up a little bit on the markets that sort of came in a little bit below expectations. Did the hotels in those markets slightly underperform the markets as a whole in D.C., Chicago and New York? And, if that was the case, kind of some color on what drove that.

John Arabia:  Hey, Nikhil, let me pass this along to Marc Hoffman, our Chief Operating Officer.

Nikhil Bhalla:  Thank you.

Marc Hoffman:  Nikhil, hey, it’s Marc. Good morning. No. Actually the hotels did fine compared to the markets. Those markets really just themselves were a little softer than we expected them to be in general, obviously New York with the continued challenges of increased availability more than anything else. But our hotels compared to the markets did fine.

Nikhil Bhalla:  Okay. And, just on New York, if I may follow up, are you seeing some reeling back because of a stronger dollar?

Marc Hoffman:  No. I think our overall impact in New York continues to be - our opinion is the increase availability of additional rooms from all the new hotels more than anything else.

Nikhil Bhalla:  So, it’s more supply than currency at this point?

Marc Hoffman:  Correct. Yes. It’s all supply.

Nikhil Bhalla:  Okay. I appreciate it. Thank you very much.

Marc Hoffman:  Thanks.

Operator:  And, we’ll take our next question from Lukas Hartwich, Green Street Advisors.

Lukas Hartwich:  Good morning. Congrats, John.

John Arabia:  Good morning, Lukas. Thank you.

Lukas Hartwich:  Just looking out five years, I’m just curious, what are some of things that you hope to accomplish as CEO of Sunstone?

John Arabia:  Drive shareholder value. You know, at the end of the day — and, I think we’ve talked about this many, many times before - at the end of the day the size of the Company doesn’t matter; it’s creating shareholder value. Where our leverage is doesn’t matter; it’s creating shareholder value. The highest REVPAR doesn’t matter; it’s creating shareholder value. So, you know, that is the constant focus, and while it might sound cliché, I think we’re going to adjust to market conditions as they occur and with a constant focus on what we’re here to do, which is create shareholder value.

You know, do I think that we could be larger? Potentially. You know, our leverage is likely to continue to be fortress-like and we’ll continue to reduce leverage a little bit. But I think we’re on a really good path.

Lukas Hartwich:  In the press release, you mentioned that there’s something kind of like a long cyclical upturn. I’m just curious, what are some of the things you plan to do to maybe take advantage of that view of the cycle?

John Arabia:  Take advantage of the cycle? Well, we’ve been clearly investing in very, very high quality assets and repositioning them to really maximize the profit, not just in the near-term but when you take a look at Boston or Maui, those are two assets that we think had significantly more potential. And really, no matter how long the cycle is, we think that we are increasing the earnings potential of those assets.

None of us knows how long this cycle will go. What we need to do is we need to prepare to take advantage, both through thick and thin, and I think where that starts, as you well know, is having a very, very strong balance sheet with enormous amounts of investment flexibility to take advantage of what comes up. And, I think we’ve done a very good job over the past couple of years in fixing the balance sheet and providing the Company with that type of flexibility.

Lukas Hartwich:  That’s great. Thank you very much.

John Arabia:  Sure, Lukas.

Operator:  And, we’ll take our next question from David Loeb with Baird.

David Loeb:  Good morning. I’m guessing this is for Bryan or Keith. Can you quantify the severance - the exit package that Ken will get, and tell us when that will be expensed; is it fourth quarter or first quarter?

Bryan Giglia:  Hi, David. It’s Bryan. Pursuant to the terms of his existing agreement, Ken is entitled to contractual payments as a result of the separation from the Company. There are no new agreements that we have entered into with Ken, so everything is - as far as his payment go, the mechanics of it are detailed in the proxy statement. Certain components of it will not be finalized until after the results of the Company for the year are completed, and at that time, it will be an expense in the first quarter. We will have more information on that on the earnings call.

David Loeb:  As of 12/31/13, that number would be $12 million, so we should expect it to be something on the order of that as of 12/31/14?

Bryan Giglia:  Yes. Based on the mechanics provided in the proxy, that was what was provided for ‘13. So, adjusting for stock price and other things, that’s the right - those are the right mechanics.

David Loeb:  Okay. Thank you.

Operator:  And, we’ll take our next question from Rich Hightower, Evercore ISI.

Richard Hightower:  Hey, good morning, guys. Just hoping maybe…

John Arabia:  Morning, Rich.

Richard Hightower:  Hoping maybe for a little bit more color on how long this decision has been in the work and if you can give us any info whether it was driven by relative share price performance or investor feedback or any opinion. Just maybe some more background on the decision here.

John Arabia:  Good morning, Rich. It’s John. The decision that was made this year after careful deliberation by the Board — I really can’t get into all the specifics, but it was not one specific item that occurred and it was not related to the strategy or - of the Company - nor the share price performance.

Richard Hightower:  Okay. Thanks, John, one last question.. Is there anything in - I think we talked about this last night, but is there anything included in Ken’s agreement that includes a non-compete or is there anything preventing him from partnering with a capital source to potentially make an offer for the Company?

John Arabia:  No, Rich. There is no such limitation.

Richard Hightower:  Okay. Thanks, John and congrats again.

John Arabia:  Thank you, Rich.

Operator:  And, we’ll take our next question from Shaun Kelley, Bank of America.

Shaun Kelley:  Hey, good morning, guys. I think most of my questions have been answered, but one follow-up on the group production, since that number did pick up a little bit in your comments, Bryan. Any specific markets you could help us just call out on what was driving the big pickup in group production that you saw in the fourth quarter?

Marc Hoffman:  Yes. We had a pickup in multiple markets. We had very strong pickup in San Diego, front pickup in Orlando, and good pickup in New Orleans and Boston.

Shaun Kelley:  Perfect. Thank you very much.

Operator:  We’ll take our next question from Anthony Powell, Barclays.

Anthony Powell:  Hi. Good morning and congratulations, John.

John Arabia:  Thank you.

Anthony Powell:  On acquisitions, I believe that Ken said in the last call that given some of the renovations that new acquisitions were on the backburner for the perceivable future, is that still the case now or are you still looking to - or will you reconsider and maybe look to do more deals maybe this year or early next year in 2016? Thank you.

John Arabia:  Yes. I’m sorry. I want to make sure I understand your question. Was your question that would we do a sizable redevelopment - would we acquire a sizable redevelopment hotel right now? Is that your question?

Anthony Powell:  That and just general deals overall. I think in the prior call, Ken said that overall transactions were on the backburner. Would you do a redevelopment deal now? Would you do an add-on deal? What’s your view kind of, of acquisitions in the next, say 12 to 18 months?

John Arabia:  Sure. Let me address the first. I believe that we’re very good at value add repositioning opportunities. Right now, our plate is adequately full when it comes to these types of renovation redevelopments. We are very happy with where we are. The team is very actively engaged in both Boston and in Maui on those and we are confident that they will work out. Adding another one of those acquisitions right now I think would be premature. We obviously will continue to look in the future, but that’s probably not something for our near-term strategy.

In terms of acquisitions, absolutely. We are. Robert Springer and the investment team are actively looking at acquisitions. I will tell you that given where return expectations are now, and how much that they have really declined over the past couple of years, not only in hotels, but across the real estate world, it is getting more difficult to acquire, but we are still looking.

Anthony Powell:  All right. Great. Thank you.

Operator:  And, we’ll take our next question from Thomas Allen, Morgan Stanley.

Thomas Allen:  Hey, good morning and, John, congratulations.

John Arabia:  Thank you, Thomas.

Thomas Allen:  So, just on your last comment, you were saying return expectations have declined. You haven’t sold anything for two years. You know, will you maybe start considering selling things to kind of improve your balance sheet or maybe, you know, redeploy that capital elsewhere?

John Arabia:  Sure. As we’ve said many times in the past, we’ll continue to capital recycle. You know, we’ve done, I think, a very good job in really cleaning up the quality of the portfolio. There’s still probably two, three hotels, four hotels that we will take our time and look to dispose of in this cycle.

It might be something in the submarket or it might be something where the single asset is relatively small and nowhere near any of our other hotels, for example. You know, those aren’t large hotels but I could see us selling assets here in the next 18 months, a few assets, relatively small percentage of our total asset revenue.

Thomas Allen:  Okay. Helpful. Thanks. And then this is for Marc and Bryan. Your group pace picked up considerably. You guys touched on some markets, but do you think - I mean, do you think this was an industry-wide trend or do you think this was more kind of company specific? Thanks.

Marc Hoffman:  I think in our case we had some available patterns that were strong in those hotels and our pickup was, you know, 65 or 70% and occupancy was a smaller pickup in ADR. I think group from an industry standpoint, as we all have seen over the last three or four years, has been the laggard from an ADR standpoint, and I think you’re going to see continued growth in group ADR, particularly over the remainder portion of the cycle, which is typical if you go back and look at the last three or four cycles.

Thomas Allen:  All right. Thank you.

Operator:  And, we’ll take our next question from Ryan Meliker, MLV & Company.

Ryan Meliker:  Hey, good morning everybody and I’ll echo all the sentiments.  Congratulations, John.

John Arabia:  Hey, thanks, Ryan.

Ryan Meliker:  Just a quick question. Maybe this is more for Keith - and no disrespect to John as I mention this, but, you know, I think both the team, including Ken, has performed pretty well since it was put in place a few years ago with the stock outperforming the SNL Hotel REIT Index over the past three and four years. I’m just wondering, you know, with John’s comments to Lukas earlier being that the focus is driving shareholder value and you guys have obviously had success driving shareholder value, you know, can you give us added color on what it is that you were looking for in terms of change that led to the Board making this decision to, you know, replace Ken with John?

Keith Locker:  Thank you for that question. The Independent Directors concluded that just a different management style would be more appropriate as the Company continues to execute on strategy. As you noted, we have done well in improving the quality and growth prospects of the portfolio and significantly reduced leverage and provided significant shareholder returns over the last few years. The strategy going forward, which is the strategy that’s been in place for the past few years, will not change. Furthermore, almost the entire team that executed on the strategy continues to work here at Sunstone and are fully committed to our Company and our shareholders.

Ryan Meliker:  All right. Thank you.

John Arabia:  Thanks, Ryan.

Operator:  That concludes today’s question-and-answer session. At this time, I’ll turn the conference back to John Arabia for any additional or closing remarks.

John Arabia:  Thank you very much everybody for joining us early this morning. We look forward to talking with you either at (ALIS) or on our upcoming earnings call. Take care.

Operator:  This concludes today’s conference. Thank you for your participation.

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